Exhibit 99.1

Contacts:


Joshua Grass                                           Fredda Malkoff
Manager, Investor and Financial Relations              Account Director
BioMarin Pharmaceutical Inc.                           Feinstein Kean Healthcare
(415) 884-6777                                         (617) 577-8110




For Immediate Release:

          BioMarin Proceeds with NeutralaseTM Phase III Clinical Trial

Novato, California, September 30, 2002 - BioMarin Pharmaceutical Inc. (Nasdaq and SWX New Market: BMRN) today announced that it has completed the critical steps required for Neutralase clinical development, and for patient enrollment in its Phase III clinical trial in Coronary Artery Bypass Graft (CABG) surgery. These accomplishments include:

   o The submission of the Phase III clinical protocol to the U.S. Food and Drug Administration (FDA);
   o The identification and preparation of 30 clinical sites at leading North American CABG centers;
   o A 40-fold improvement in the production yield; and
   o The signing of a contract with, and transfer of production technology to Diosynth RTP Inc., a subsidiary of Akzo Nobel (Nasdaq: AKZOY), which will manufacture the enzyme for the Neutralase program.

Fredric D. Price, BioMarin's Chairman and Chief Executive Officer, said, "Neutralase is a product that meets 4 key investment and planning criteria: (1) It could represent a significant improvement in clinical outcomes; (2) It addresses markets with large numbers of patients; (3) It has a strong proprietary position; and (4) It can be manufactured at low cost.

"In the 11 months that we have owned this proprietary Neutralase technology, we have made great strides in all aspects of its development. The first trials will evaluate the reversal of heparin in CABG procedures; we will subsequently be evaluating Neutralase in interventional cardiology procedures such as percutaneous transluminal coronary angioplasty (PTCA), and in other procedures where heparin or the newer heparin-like anticoagulants such as Lovenox(R) (a Low Molecular Weight Heparin) or Arixtra(R) (a pentasacharride) are used, such as in hip and knee surgeries.

"If Neutralase is successful, it will provide substantial clinical and pharmaco-economic benefits to approximately 600,000 CABG patients and 900,000 angioplasty patients throughout the world, as well as to others undergoing surgery outside of the cardiac suite. We anticipate that the first Phase III trial in CABG will be completed in the 4th quarter of 2003."

Proposed Phase III Clinical Trial in Primary CABG Surgery

Subject to FDA comments, the 1st of 2 Phase III trials of Neutralase will be conducted in patients undergoing CABG surgery, both on-pump and off-pump. The proposed trial is expected to enroll approximately 600 patients at 30 sites (24 in the US and 6 sites in Canada). The proposed protocol compares Neutralase to protamine for its ability to reverse the effects of heparin following CABG surgery. The primary endpoint in the proposed study is non-inferiority of Neutralase compared to protamine based on cumulative chest tube drainage (CTD). The trial protocol is also designed to evaluate a variety of adverse hemodynamic events in patients treated with Neutralase and protamine. In addition, the trial seeks to evaluate morbidity and mortality of each treatment group.

If the trial is successful, BioMarin anticipates that it will commence a second pivotal Phase III study shortly thereafter.

Protamine, the only drug available, but never approved by FDA to reverse heparin in CABG surgery, has been associated with systemic hypotension as well as pulmonary hypertension, both of which can lead to life-threatening complications. Protamine has also been associated with platelet dysfunction, complement activation, and thrombus formation, which can cause excessive bleeding, organ dysfunction, and stroke, respectively.

Manufacturing of Neutralase

Since the acquisition of Neutralase from Ibex Technologies Inc. in October 2001, BioMarin has improved manufacturing yields approximately 40-fold through advances in the bacterial fermentation and downstream purification processes. BioMarin expects further improvements in manufacturing cost efficiency as production volume is increased. At the present time, without possible future volume-related cost efficiencies, the total manufacturing cost of Neutralase has been reduced by a factor of 10 and it is anticipated that upon approval, the product could generate gross margins of approximately 85-90%.

BioMarin has determined that it is more efficient and less costly to outsource the manufacturing of Neutralase, which is produced in bacterial cells. Therefore, the Company entered into an agreement with Diosynth RTP Inc., a subsidiary of Akzo Nobel, to manufacture enzyme for the Neutralase program. Both the process development and scale-up technology are in the process of being transferred. Consequently, BioMarin has reduced its capital spending forecast by approximately $40 million over the next 3 years as a result of this decision to work with a recognized worldwide leader in the manufacturing of recombinant proteins.

BioMarin's  existing  clinical  and  commercial   manufacturing   facility  uses
mammalian  cell-based   recombinant  systems,  and  will  continue  to  be  used
exclusively for production of its lysosomal storage disease products.

Neutralase Reversal of Heparin in Primary CABG Surgery

In all CABG procedures, heparin must be used to avoid potentially fatal complications arising from blood clotting, and protamine is used after surgery to reverse the anticoagulant effects of heparin in order prevent excessive bleeding. Neutralase is being evaluated as a heparin reversal agent that is an alternative to protamine in CABG, based upon clinical observations from a Phase II trial in which Neutralase was compared to protamine.

In published medical journals, protamine has been associated with a variety of adverse events that can lead to costly, and potentially life-threatening complications.1,2,3,4

In a Phase II trial of 94 patients, Neutralase demonstrated its ability to reverse the effects of heparin, at two doses (10 and 15 ug/kg). Activated Clotting Time (ACT) and anti-Factor Xa levels appeared to decrease in a dose dependent manner. In addition, patients receiving either Neutralase dose trended towards less systemic hypotension and fewer hemodynamic interventions. There were no significant differences in the number of adverse events (AEs) occurring in the Neutralase and protamine groups. The most frequent AEs occurring in the Neutralase treatment groups were anemia, hemorrhage, nausea, fever, and atrial fibrillation.

Dr. Jeffrey Borer, Harriman Professor of Cardiovascular Medicine at the Weill Medical College of Cornell University in New York commented, "Anesthesiologists and cardiovascular surgeons have been seeking an alternative to protamine for a long time. Results thus far with Neutralase have been encouraging; it has the potential to allow physicians to have better control over bleeding without the complications that we must currently manage. This could lead to significantly improved outcomes for CABG patients."

In 1999, there were approximately 600,000 CABG surgeries worldwide with approximately 60% of these procedures in the US. 5

Neutralase Reversal of Heparin in Angioplasty

Neutralase has also been studied as a heparin reversal agent in PTCA. As in CABG surgery, heparin is administered to prevent clotting during the PTCA procedure. However, protamine usage is avoided in angioplasty because it can cause severe adverse reactions and acute thrombosis formation.

A Phase II trial was conducted in 28 patients undergoing angioplasty to assess whether Neutralase at different doses could be used to safely reverse heparin anticoagulation and to reduce the time to patient ambulation. After angioplasty, each patient was randomized, in a double-blind fashion, to placebo, or 3, 7 or 15 ug/kg of Neutralase. No patient received an infusion of an antiplatelet drug in the study. Patients receiving Neutralase achieved an ACT of < 150 seconds in less than 30 minutes versus 160 minutes for placebo. When the ACT was < 150 seconds, the sheath was pulled and manual pressure was applied for 20 minutes. The mean successful ambulation time for patients receiving Neutralase ranged from 4.97 to 5.36 hours versus 9 hours for placebo. No patient suffered hypotension, inadequate hemostasis, groin hematoma, pseudoaneurysm, failed attempted ambulation, ischemia, or thrombosis.

In 1999 there were approximately 600,000 angioplasties performed in the US.6

BioMarin intends to initiate a clinical trial for the use of Neutralase in angioplasty upon the successful completion of the Phase III CABG trials.

Reversal of New Anticoagulants in Other Surgeries

New heparin-like anti-clotting agents have been developed in recent years in response to problems associated with unfractionated heparin. Heparin has been used to prevent deep-vein thrombosis (DVT) and pulmonary embolism, but a number of problems, including an unpredictable dose response rate, an inability to inhibit clot-bound thrombin, and a relatively high potential for the development of heparin-induced thrombocytopenia, prevents unfractionated heparin from wider usage in other indications. As a result, Low Molecular Weight Heparins (LMWHs) such as Lovenox, and pentasacharrides such as Arixtra are now being used to manage a variety of thrombotic, cardiovascular, orthopedic surgery and metastatic disorders. Protamine is less effective as a reversal agent for the LMWHs and is not effective on synthetic heparin-like pentasaccharides. The use of the agents in orthopedic surgery and unstable angina is associated with a significant bleeding risk.

In preclinical  and in vitro  studies,  Neutralase has been shown to reverse the anticoagulant effects of the new LMWHs and a synthetic heparin-like pentasaccharide. Neutralase is more effective than protamine in reversing the LMWHs and is the only agent known to efficiently reverse Arixtra in preclinical and in vitro studies.

According to estimates provided by the Health Care Financing Administration and the American Academy of Orthopaedic Surgeons, approximately 318,000 hip and 335,000 knee replacement surgeries were performed in the United States alone in 2001.

BioMarin intends to initiate a clinical trial for the use of Neutralase to reverse Lovenox and Arixtra upon the successful completion of the Phase III CABG trials.

BioMarin specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including its product candidate Neutralase. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the progress of BioMarin's product programs, the approval and actual results of planned clinical trials of Neutralase, BioMarin's ability to manufacture Neutralase at commercial scale, future actions of regulatory agencies, including the United States Food and Drug Administration and similar foreign agencies, treatment methods for various medical conditions, developments of products by BioMarin's competitors and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin's press releases and other Company information are available online at http://www.biomarinpharm.com. Information on our website is not incorporated by reference into this press release.






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1 Stephen E. Kimmel  et al.   Mortality  and  Adverse  Events  After  Protamine
Administration in Patients Undergoing Cardiopulmonary Bypass. Cardiovascular Anesthesia 2002;94:402-8
2 J. A. Carr et al. The Heparin Protamine Interaction. The Journal of Cardiovascular Surgery 1999;40:659-66
3 Stephen E. Kimmel et  al.  Adverse  Events after  Protamine  Administration in
Patients   Undergoing  Cardiopulmonary   Bypass:  Risks   and  Predictors  of
Under-Reporting. Journal of Clinical Epidemiology 1998;51:1-10
4 Michael C. Mauney et al. Stroke Rate is Markedly Reduced after Carotid Endarterectomy by Avoidance of Protamine. Journal of Vascular Surgery 1995;22:
264-270
5 U.S. data from U.S. Center for Health Statistics, Vital and Health Statistics, European Union (EU) data from British Foundation Statistics Database, Rest of World (ROW) based on average EU CABG rate multiplied by developed ROW population 6 U.S. Center for Health Statistics, Vital and Health Statistics